Exhibit 10.7

Amendment to Employment Agreement

This amendment is made to the employment agreement dated January 3, 2000 by and between Fred T. Hadeed (Executive) and United Therapeutics Corporation (Company) and is effective as of August 16, 2001. The following paragraph is added to Executive’s employment agreement.

8(e) If (i) the Company terminates Executive’s employment without Cause, or (ii) the Executive’s employment is terminated as a result of the transfer of control of the Company by acquisition, merger, hostile takeover or for any other reason whatsoever, or (iii) Executive’s authority and responsibilities are materially diminished without cause relating to the performance of Executive’s services hereunder and Executive terminates this Agreement as a result of such unjustified diminution of authority, then should any of the foregoing events occur, the Company shall pay to Executive a lump-sum amount equal to the greater of either (a) the amount Executive would have been entitled to receive in current Base Salary for the time remaining in Executive’s then current term of employment, or (b) an amount equal to two years of current Base Salary. Such payment shall be fully due and payable to Executive in a lump sum upon Executive’s Date of Termination. Additionally, in the event of termination contemplated in this Section 8(e), all options granted to Executive shall immediately vest in Executive.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment, or have caused this Amendment to be duly executed on their behalf, as of the date above.

UNITED THERAPEUTICS CORPORATION

/s/ Fred Hadeed	/s/ Martine Rothblatt

Fred T. Hadeed	Martine A.Rothblatt, CEO